Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Stater Bros. Holdings Inc. for the registration of $285,000,000 7 3/4% Senior Notes due 2015 and to the use of our report dated December 14, 2006, except for Notes 2 and 12, as to which the date is March 29, 2007, with respect to the consolidated financial statements of Stater Bros. Holdings Inc.

/s/ Ernst & Young LLP

Irvine, California

July 20, 2007